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April 28, 2017

BRUSSELS
FRANKFURT
HONG KONG
LONDON
MOSCOW
MUNICH
PARIS

Janus Research Fund

a series of Janus Investment Fund

Janus Fund

a series of Janus Investment Fund

151 Detroit Street

Denver, Colorado 80206

RE: Certain U.S. Federal Income Tax Consequences

Ladies and Gentlemen:

We have acted as special counsel to Janus Research Fund (the “Acquiring Fund”) and Janus Fund (“Target Fund”) in connection with certain U.S. federal income tax matters relating to the Agreement and Plan of Reorganization between the Acquiring Fund and Target Fund, dated as of February 14, 2017 (the “Agreement”), which, among other things, provide for the acquisition by the Acquiring Fund of all of the assets of the Target Fund in exchange for voting common shares of beneficial interest of the Acquiring Fund and the assumption by the Acquiring Fund of all of the liabilities of such Target Fund, and the subsequent liquidation of such Target Fund (the “Reorganization”). You have requested our opinion regarding whether the Reorganization will be treated for U.S. federal income tax purposes as a reorganization qualifying under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Unless otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Agreement.

In preparing the opinion set forth below, we have examined and reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Agreement, the Registration Statement (including the Proxy Statement/Prospectus and the related Statement of Additional Information) prepared with respect to the Reorganization, the representation letters of officers of the Target Fund and the Acquiring Fund (each a “Representation Party” and together, the “Representation Parties”) delivered to us for purposes of this opinion (the “Representation Letters”), and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for our opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as

Janus Research Fund

Janus Fund

April 28, 2017

certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents. We have assumed that such documents, certificates and records are duly authorized, valid and enforceable.

In rendering our opinion, we have relied upon statements and representations of officers and other representatives of the Representation Parties, and we have assumed that such statements and representations, including those set forth in the Representation Letters, are and will continue to be true and correct without regard to any qualification as to knowledge, belief, intent, or otherwise. We have also assumed that (i) the Reorganization will be consummated in the manner described in the Agreement and the Registration Statement and that none of the terms or conditions contained therein will be waived or modified and (ii) the Agreement, the Registration Statement and the Representation Letters accurately reflect the facts relating to each of the Representation Parties and the Reorganization. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, representations and warranties set forth in the documents referred to above, including those set forth in the Representation Letters.

Our opinion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or different interpretations (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. An opinion of counsel is not binding on the Internal Revenue Service or any court. There can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based upon and subject to the foregoing, we are of the opinion that, for U.S. federal income tax purposes, the Reorganization will constitute a “reorganization” within the meaning of Section 368(a) of the Code.

Except as set forth above, we express no other opinion. This opinion has been prepared for you solely in connection with the Reorganization and may not be relied upon by any other person without our prior written consent. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP